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                                                                   EXHIBIT 3.4

               CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES

                               AND PRIVILEGES OF

                            SERIES C PREFERRED STOCK

                                       OF

                            SUNRISE PRESCHOOLS, INC.


         Pursuant to Section 151 of the General Corporation Law of the State of
Delaware:

         We, James R. Evans, the President, and Barbara L. Owens, the Secretary, respectively, of Sunrise Preschools, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, as amended, the said Board of Directors on October 13, 1995 adopted the following resolution creating a series of shares of Preferred Stock designated as Series C Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation, as amended (the "Amended Certificate"), the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $1.00 par value, of the Corporation, to be designated "Series C Preferred Stock", consisting of 421,666 shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series C Preferred Stock are not stated and expressed in the Amended Certificate, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

         1. Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock", par value $1.00 per share (hereinafter referred to as the "Series C Preferred"), and the number of shares constituting such series shall be 421,666.

         2. Ranking. The Series C Preferred shall rank junior in dividend rights and liquidation preference to the Corporation's Series B Preferred Stock (the "Series B Preferred"), but senior to all other series of preferred stock ("Preferred Stock") or common stock ("Common Stock") of the Corporation.
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         3.      Dividends.  Subject to the superior rights of the holders of any class or series of Preferred Stock ranking superior to the Series C Preferred with respect to dividends and distributions:

                 3.1 Dividend Amount. The holders of the Series C Preferred shall be entitled to receive, out of any assets of the Corporation legally available therefor, cumulative dividends at a rate of 9% per annum (the "Dividend Rate") on the total dollar amount of the consideration paid (the "Original Purchase Price") to the Corporation for each share of Series C Preferred (the "Dividend Amount"). Such dividends shall be payable quarterly on the Quarterly Dividend Payment Date (as hereinafter defined), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series C Preferred. Dividends on each share of Series C Preferred shall accrue and be cumulative from the date of issuance thereof to the Redemption Date (as hereinafter defined) or the Conversion Date (as hereinafter defined) of each such share, as applicable and whichever first occurs, whether or not there shall be profits, surplus or other funds of the Corporation legally available for the payment of such dividends at the time such dividends shall accrue or become due and whether or not such dividends are declared.

                 3.2 Quarterly Dividend Payment Date. Dividends shall be payable on each share of Series C Preferred on the last day of each September, December, March and June of each year (the "Quarterly Dividend Payment Date") to the holder of record on the date thirty (30) days prior to such Quarterly Dividend Payment Date.

                 3.3 Method of Payment. During the first year following the first issuance of a share of Series C Preferred (the "Original Issue Date"), dividends on the Series C Preferred shall be paid in cash. Following the first anniversary of the Original Issue Date, the Corporation shall have the option of paying all future dividends either in cash or in shares of Common Stock of the Corporation having a "Fair Market Value" equal to the Dividend Amount. "Fair Market Value" shall mean the average closing bid prices of the Common Stock of the Corporation as reported in the Wall Street Journal for the ten (10) trading days ending five (5) trading days prior to the Quarterly Dividend Payment Date (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System or other principal market for the Common Stock) or, in the event the Common Stock is listed on a stock exchange, the Fair Market Value shall be the average of the closing prices of the Common Stock of the Corporation on such exchange as reported in the Wall Street Journal for the ten (10) trading days ending five
(5) trading days prior to the Quarterly Dividend Payment Date.

         4. Voting Rights. The holders of Series C Preferred shall have the following voting rights:


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                 4.1      One Class Voting.  Except as otherwise provided
herein or required by law, the holders of shares of Series C Preferred, of Common Stock and Series B Preferred shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                 4.2 Separate Class Voting. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series C Preferred voting as a separate class:

                          (a)     alter or change any rights, privileges or
preferences of the Series C Preferred;

                          (b)     increase or decrease the authorized number of
shares of Series C Preferred;

                          (c)     authorize, issue or create (by
reclassification or otherwise) shares of any class or series of stock equal in priority to or having any preference over the Series C Preferred with respect to dividends or liquidation payments;

                          (d)     amend or waive any provision of the Amended
Certificate or Bylaws of the Corporation relative to the Series C Preferred;

                          (e)     authorize or approve any liquidation or
dissolution of the Corporation;

                          (f)     authorize or approve any merger or
consolidation of the Corporation; or

                          (g)     authorize or approve any sale or transfer of
all or substantially all of the assets of the Corporation.

                 4.3 Other Voting Rights. Except as set forth herein and except where voting rights are required by law, holders of Series C Preferred shall have no voting rights and their consent shall not be required for taking any corporate action.

                 4.4 Number of Votes. Each share of Series C Preferred issued and outstanding shall have that number of votes equal to the number of shares of Common Stock into which each share of Series C Preferred is convertible which shall be calculated in accordance with the formula set forth in Section 8 hereof, as of the record date set by the Board of Directors for the determination of any holders of any class of securities entitled to vote on such matter. Fractional shares shall not, however, be permitted, and any fractional voting rights resulting from this formula (after aggregating all shares of Common Stock into which


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shares of Series C Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         5. Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred as provided in
Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred outstanding shall have been paid in full or set aside for payment, the Corporation shall not:

                          (a)     declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred;

                          (b)     declare or pay dividends on, make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred, except dividends paid ratably on the Series C Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                          (c)     redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred;

                          (d)     purchase or otherwise acquire for
consideration any shares of Series C Preferred, or any shares of stock ranking on a parity with the Series C Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         6. Election of Series C Preferred Directors. Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred as provided in Section 3 shall have been in arrears for two or more quarters, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred outstanding shall have been paid in full or set aside for payment, and so long as no less than one hundred thousand (100,000) shares of Series C Preferred are outstanding (appropriately adjusted for any recapitalizations, stock splits, stock combinations, stock dividends and the


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like), the holders of a majority of the outstanding shares of Series C
Preferred shall be entitled to elect two (2) directors to the Corporation's Board of Directors. Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred shall have been in arrears for two or more quarters, the Corporation shall, as soon as practicable thereafter, expand the Board of Directors by two members and hold an election at which a majority of the holders of the Series C Preferred shall be entitled to elect two (2) directors to the Corporation's Board of Directors.

         7. Reacquired Shares. Any shares of Series C Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         8.      Conversion

                 8.1 Right to Convert. The holders of the Series C Preferred shall have the right, at their option, to convert any number of shares of Series C Preferred into shares of Common Stock, in accordance with the procedures set forth in this Section 8 and subject to the terms and conditions of this Section 8 at any time.

                 8.2 Conversion Ratio. Each share of Series C Preferred to be converted shall be convertible at the office of the transfer agent of the Corporation, as designated from time to time by the Corporation (the "Transfer Agent"), and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into the number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Purchase Price (plus accrued but unpaid dividends) by $_____ (the "Conversion Price").

                 8.3 Conversion Notice. In order to convert shares of the Series C Preferred, the holder thereof shall deliver to the Corporation's Transfer Agent a notice of intention to convert such shares and dividends together with the certificate or certificates for the Series C Preferred to be converted, duly endorsed to the Corporation or in blank, or with stock power(s) attached. Shares of the Series C Preferred shall be deemed to have been converted on the day on which notice of intention to convert (including all required accompanying materials as set forth above) was delivered to the Transfer Agent (the "Conversion Date") and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes, including voting such Common Stock, as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation's Transfer Agent shall issue and deliver to the record holder or holders of such Series C Preferred a certificate or certificates for the number of


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shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                 8.4 Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (a)     For purposes of this Section 8, the
following definitions shall apply:

                     (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock, Preferred Stock or Convertible Securities (defined below).

                     (2) "Convertible Securities" shall mean securities convertible into or exchangeable for Common Stock.

                     (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 8.4(c), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 8.4(c), deemed to be issued):

                                   (i)     in connection with the Series A
Participating Preferred Stock;

                                   (ii)    upon conversion of shares of the
Series B Preferred and Series C Preferred;

                                   (iii)   to officers, directors and employees
of, and consultants to, the Corporation pursuant to a written stock option plan whether now existing or hereafter approved by the Corporation's Board of Directors;

                                   (iv)    pursuant to clause (f), (g) or (h) of
 this Section 8.4;

                                   (v)     upon the exercise of Options issued
on or prior to the Original Issue Date; or

                                   (vi)    by way of dividend or other
distributions on securities referred to in clauses (i), (ii), (iii), (iv) and
(v) hereof.

                      (b) No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect


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on the date of, and immediately prior to such issue, for such share of Series C
Preferred.

         (c) Additional Shares of Common Stock shall be deemed to have been issued under the following conditions:

                 (1) Except as otherwise provided in Sections 8.4(a)(3)(i) -(vi) and 8.4(b), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed for any such exchange, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (A)      in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the


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exercise of such Options or the conversion or exchange of such Convertible
Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (B)      in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                        (iv)    no readjustment pursuant to
clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to a price that is greater than (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                        (v)     in the case of any Options
which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                          (d)     In the event the Corporation shall issue
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 8.4(c) without consideration or for a consideration per share less than an amount equal to the Conversion Price for a share of Series C Preferred in effect on the date of, and immediately prior to such issue) then and in such event, the Conversion Price shall be decreased, concurrently with such issue, to a price determined by dividing (1) an amount equal to the sum of (i) the total number of shares of Common Stock outstanding (including any Additional Shares of Common Stock deemed to be outstanding) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus (ii) the consideration received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding (including any Additional Shares of Common Stock deemed to be outstanding) immediately after the issuance of such Common Stock.

                          (e)     For purposes of this Section 8.4, the
consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:


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                                (1)     Such consideration shall:

                                        (i)     insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

                                        (ii)    insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                        (iii)   in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(1) and (2) above, as determined in good faith by the Board of Directors.

                                  (2)      The consideration per share received
by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 8.4(c)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                                        (i)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (ii)    the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                          (f)     In the event the outstanding shares of Common
Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.


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                          (g)     In the event that the Corporation from time
to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 8 or as provided in Section 3, then and in each such event the holders of Series C Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series C Preferred been converted into Common Stock on the date of such event.

                          (h)     Except as provided in this Section 8, upon
any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series C Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series C Preferred and all accrued but unpaid dividends shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon such conversion shall have been entitled upon such reorganization or reclassification. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series C Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series C Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series C Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

                          (i)     The Corporation will not, by amendment of
this Certificate of Designation or its Amended Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.


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                          (j)     No adjustment in the number of shares of
Common Stock into which the shares of Series C Preferred are convertible shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a share; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                 8.5 Notice of Adjustment. Whenever any adjustment is required to be made as provided in Section 8.4, the Corporation shall promptly notify each record holder of Series C Preferred thereof, describing in reasonable detail the adjustment and method of calculation used.

                 8.6 Reservation of Shares. The Corporation shall at all times reserve and keep available free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C Preferred then outstanding.

                 8.7 Fractional Shares. In the sole discretion of the Corporation, instead of any fraction of a share which would otherwise be issuable upon conversion of shares of the Series C Preferred or accrued dividends, or interest thereon, the Corporation may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value per share of Common Stock at the close of business on the date of conversion.

                 8.8 Accrued But Unpaid Dividends. Upon the receipt of a Conversion Notice, the Corporation may in its discretion, either pay to the holder of the Series C Preferred submitting such Conversion Notice all accrued but unpaid dividends on the Series C Preferred such holder has elected to convert through the date of the Conversion Notice or convert the dollar amount of any accrued but unpaid dividends on such shares of Series C Preferred Stock into Common Stock at the Conversion Price.

         9. Liquidation, Dissolution or Winding Up. Subject to the superior rights of the holders of any class or series of Preferred Stock ranking superior to the Series C Preferred with respect to any liquidation, dissolution or winding up of the Corporation:

                 9.1 Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to payment of dividends or with respect to distributions upon liquidation, dissolution or winding up) to the Series C Preferred unless, prior thereto, the holders of Series C Preferred shall have received an amount equal to the Original Purchase Price of the shares of Series C Preferred purchased, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Preferred Liquidation Preference"). Following the


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payment of the full amount of the Series C Preferred Liquidation Preference, no additional distributions shall be made to the holders of Series C Preferred.

                 9.2 Partial Distribution. In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Preferred Liquidation Preference and the liquidation preferences of all other classes and/or series of Preferred Stock, if any, which rank on a parity with the Series C Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

         10. Consolidation, Merger, etc. In the event of any consolidation or merger of the Corporation with or into another corporation, or of any sale or conveyance to another corporation of all or substantially all the property of the Corporation, in any of which transactions the holders of Common Stock receive shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance other than Common Stock, each holder of Series C Preferred then outstanding and thereafter remaining outstanding shall have the right to convert each share of Series C Preferred held by him into the kind and amount of shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series C Preferred could have been converted immediately prior to the record date applicable to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the holders of the Series C Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Series C Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Series C Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

         11.     Redemption.

                 11.1 Redemption Right. Unless previously converted, all or any portion of the Series C Preferred together with all dividends accrued but unpaid on such Series C Preferred computed to the Redemption Date (as defined below) may be redeemed on a pro rata basis by the Corporation at its election from the holders of such Series C Preferred at any time and from time to time; provided, however, that the Company may not redeem the Series C Preferred unless the average of the closing asked prices per share of Common Stock have equaled or exceeded 150% or more of the Conversion Price of the Series C Preferred for


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any twenty (20) consecutive trading days ending within five (5) days immediately prior to the date on which a Redemption Notice (as defined below) is given by the Company. Notwithstanding the foregoing, the holders of the Series C Preferred will have the right to convert the Series C Preferred to Common Stock for a period of thirty (30) days following notice of redemption.

                 11.2 Redemption Notice. Before redeeming the Series C Preferred as provided in Section 11.1, the Corporation shall mail by certified or registered mail to each record holder thereof at least thirty (30) days prior to the Redemption Date (as defined below), at the address shown on the Corporation's records, a written notice (a "Redemption Notice") stating:

                          (a)     the number of shares of Series C Preferred
held by such holder which the Corporation proposes to redeem, including the amount of any accrued but unpaid dividends;

                          (b)     the price at which such shares may be
redeemed, which shall be an amount equal to the Series C Preferred Liquidation Preference computed to the Redemption Date (the "Redemption Price");

                          (c)     the date on which the Corporation will pay the
Redemption Price (the "Redemption Date"); and

                          (d)     the place at which the shares of Series C
Preferred to be redeemed must be surrendered in exchange for the Redemption
Price.

Each holder of shares of the Series C Preferred to whom an Redemption Notice is mailed shall be entitled to receive in cash on the Redemption Date the full Redemption Price for each share of Series C Preferred to be redeemed upon surrender by such holder at the place designated in such Redemption Notice of the certificate representing such Series C Preferred duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed. In case less than the total number of securities represented by any certificate are redeemed on the Redemption Rate, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder immediately upon surrender of the certificate representing the redeemed securities. If the Corporation fails to pay the Redemption Price on the Redemption Date for any reason other than the failure of a holder to surrender his Series C Preferred certificate as required, then the Redemption Date shall be the date on which the Corporation actually pays the Redemption Price. All rights arising hereunder, other than the right to receive the Redemption Price, shall terminate on the Redemption Date.

                 11.3 If the Corporation shall pay less than the aggregate redemption price due on such date for all shares of all series of Preferred Stock being redeemed having the same priority on liquidation as the Series C Preferred, then shares shall be redeemed from, and payment shall be distributed among, the


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holders of the shares of all such series on the same pro rata basis that such holders would share in payments of the aggregate redemption price due on such date for all shares of Preferred Stock being redeemed.

         12.     Other Notices.  If at any time:

                          (a)     The Corporation shall declare any dividend on
the Common Stock payable in shares of capital stock of the Corporation, cash or other property; or

                          (b)     The Corporation shall authorize the issue of
any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Corporation or to receive any other rights; or

                          (c)     The Corporation shall authorize the
distribution pro rata to all holders of Common Stock of a cash dividend payable otherwise than out of earnings of surplus legally available therefor under the laws of the State of Delaware, shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock); or

                          (d)     There shall occur any reclassification of the
Common Stock, or any consolidation or merger of the Corporation with or into another Corporation or a sale, conveyance or other disposition to another entity of all or substantially all of the properties of the Corporation; or

                          (e)     There shall occur the voluntary or
involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

then, and in each of such cases, the Corporation shall deliver to each holder of Series C Preferred at its last address appearing on the books of the Corporation as promptly as practicable but in any event at least twenty (20) days prior to the applicable record date (or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up."


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         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 3rd day of November, 1995.


                                              /s/ James R. Evans
                                              ----------------------------------
                                                  JAMES R. EVANS, President

ATTEST:


/s/ Barbara L. Owens
-------------------------------
    BARBARA L. OWENS, Secretary


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